    Exhibit 10.2

January 5, 2022

Eric C. Nyman
[**REDACTED**]
[**REDACTED**]

Dear Eric,
We value you as a key member of our leadership team, and we are pleased to promote you to President and Chief Operating Officer of Hasbro, Inc. (the “Company”). Your contributions are important to the success of our strategic plans. We desire to set forth certain terms of your employment with us pursuant to this letter agreement. Except as set forth below, the terms of your employment will be governed by the Company’s plans and policies, as they are in effect and amended from time to time.
1.Role: You will serve as President and Chief Operating Officer of Hasbro, Inc. commencing as of February 25th, 2022 (the “Effective Date”). Until the Effective Date, you will continue to perform your current duties, and you will also work closely with Chris Cocks, Richard Stoddart and the other members of the Company’s management team and the Board of Directors (the “Board”) to prepare for your transition into the role of President and Chief Operating Officer, the timing of which will coincide with Mr. Cocks transitioning into the role of Chief Executive Officer. Following the Effective Date, you shall report directly to, and be subject to the supervision of, the Company’s Chief Executive Officer.
2.Term. The term of your employment as President and Chief Operating Officer of the Company will commence on the Effective Date and will end on December 31st, 2023 (the “Term” or the “Employment Period”, and December 31st, 2023 is referred to as the “End Date”), unless earlier terminated or extended.
3.Base Salary. As of the Effective Date, your base salary (the “Base Salary”) will be payable at an annualized rate of $1,100,000, and in periodic installments in accordance with the Company’s customary payroll practices. Your base salary shall be reviewed periodically in accordance with the Company’s compensation guidelines for senior executives, and may be upwardly adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee of the Board (the “Compensation Committee”) and the full Board; provided, however, that your Base Salary may be reduced proportionally if in connection with a generally applicable reduction in the compensation of all of the Company’s senior executives.
4.Management Incentive Plan Bonus. Beginning with the Company’s 2022 fiscal year, you will be eligible to receive an annual management incentive plan bonus based on a target (the “Target Bonus”) of one hundred percent (100%) of your earned Base Salary for the incentive year (the “Annual Bonus”), subject to the performance criteria set forth below. For each fiscal year thereafter that this Agreement is in effect, your Target Bonus shall be reviewed periodically in accordance with the Company’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and upwardly adjusted to the extent, if any, deemed appropriate by the Compensation Committee and the Board; provided, however, that your Target Bonus may be reduced proportionally if in connection with a generally applicable reduction in the target bonuses of all of the Company’s senior executives. The corporate performance criteria and targets to be used for purposes of the annual management incentive plan (the “Annual Performance Plan”) bonus shall be determined and established by the Compensation Committee and the Board. Actual bonus awards shall be determined in the discretion of the Compensation Committee pursuant to the terms of the Company’s Annual Performance Plan that is applicable to you. For fiscal 2023, if the Executive’s employment with the Company terminates on or after January 1, 2024, the Executive’s bonus for 2023, determined by the Compensation Committee and the Board in accordance with the Company’s actual performance against the corporate performance targets for fiscal 2023, will be paid to Executive no later than in March 2024, at the same time bonuses for fiscal 2023 are paid to other executives of the Company.
5.Long-Term Incentive. You shall participate in the Company’s long-term incentive program and shall, beginning in the Company’s 2022 fiscal year (with such grant anticipated to be made in February of 2022), have a target annual long-term incentive award level equal to four-hundred percent (400%) of your Base Salary, with awards to be made in the form and amounts determined by the Compensation Committee, which may include stock options, restricted stock units and/or performance share awards, and/or other types of awards. The forms and amounts of such awards may be substantially in the same proportion as awards made to other senior executives of the Company, or the mix of awards may be unique to you as President and Chief Operating Officer, in the discretion of the Compensation Committee and the Board. For each fiscal year after 2022 that this Agreement remains in effect, your target long-term incentive award levels shall be reviewed periodically in accordance with the Company’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and upwardly adjusted to the extent, if any, deemed appropriate by the Compensation Committee and the Board; provided, however, that your target long-term incentive award level may be reduced proportionally if in connection with a generally applicable reduction in the target long-term incentive award levels of all of the Company’s senior executives.
6.Retention Equity Grant. At the time the Company makes its annual equity grants for 2022 (with such grants anticipated to be made in February of 2022), in addition to your regular equity grants for 2022, you will receive a one-time retention grant as well. This retention grant will take the form of a restricted stock unit grant with a grant date value of $750,000 (the “Retention Grant”). Except as set forth in the following sentence, the Retention Grant will cliff vest on the last day of the Term (i.e. December 31, 2023) if, and only if, you remain employed with the Company through the last day of the Term. The Retention Grant will fully vest earlier than the End Date upon your death, Disability, termination by the Company without Cause (either with or without a Change in Control) or termination by you for Good Reason (either with or without a Change in Control). The Retention Grant will be forfeited and null and void if your employment with the Company terminates prior to the last day of the Term for any reason not set forth in the immediately preceding sentence.
7.Equity Treatment if Employment Continues for at Least the Full Term. Upon any termination of your employment, your outstanding equity grants will be treated in accordance with their terms, as and to the extent modified by this letter agreement. However, if you remain employed by the Company through at least December 31, 2023, the following treatment will apply to any contingent performance share awards (or other performance-based equity awards) then outstanding and held by you that were granted in either 2022 or 2023 (collectively the “2022/2023 Performance Awards”). If your employment with the Company terminates after December 31, 2023 (the date of such termination referred to as the “Date of Termination”) for any reason other than the Company’s termination of your employment for Cause, including, without limitation, upon a resignation by you with or without Good Reason, or upon a termination of your employment by the Company without Cause, and you have outstanding

2022/2023 Performance Awards, those awards shall remain outstanding until the end of the applicable performance periods (each a “Performance Period”). You shall be entitled, following completion of the applicable Performance Periods, to the number of shares of common stock, if any, that would have been earned under such 2022/2023 Performance Awards had your employment not ended prior to the end of the Performance Period based on the actual achievement of the applicable performance targets during the full relevant Performance Periods (as defined under such awards), computed at the end of the Performance Period, and pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the Performance Period to the Date of Termination of your employment, and the denominator of which is the total number of days in the applicable Performance Period (the “Pro-Rated PSA Vesting”). Any shares earned under such awards shall be provided to you after the end of the applicable Performance Period for that award in accordance with the terms of the applicable award, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed (the “Pro-Rated PSA Vesting Schedule”). You may not exercise or dispose of any portion of an award or related shares of common stock that vests or become exercisable under this Section 7 until such time as the Executive Release becomes irrevocable (and any amounts that were unvested or unexercisable as of the Date of Termination shall immediately expire upon the 45th day following the Date of Termination if the Executive Release has not then become irrevocable).
The obligation of the Company to provide the benefits to you under this Section 7 is conditioned upon you signing and delivering to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and confidentiality, non-disparagement and cooperation obligations by the you in favor of the Company, but in no event shall such release provide any restrictive covenants that are more restrictive than those set forth in this letter agreement or any other agreement you have entered with the Company) (the “Executive Release”), which Executive Release must become irrevocable within sixty (60) days following the Date of Termination.
8.Restrictive Covenants. You acknowledge that you are currently subject to certain non-competition restrictions in favor of the Company (reflected in the Non-Competition, Non-Solicitation and Confidentiality Agreements previously entered by you in connection with your employment and equity grants). You may also become subject to similar such restrictions in the future, including in connection with future equity grants. Collectively these non-competition provisions are referred to as the “Non-Compete Restrictions”. Those Non-Compete Restrictions are amended as follows, and any future non-competition restrictions you are asked to execute will reflect the following:
a.If, and only if, either: (i) your employment with the Company terminates after December 31, 2022, or (ii) upon an earlier termination of your employment, but only if such termination earlier than December 31, 2022 is by you for Good Reason, or by the Company without Cause, then in either case the Company agrees to amend, and does hereby amend, the Non-Compete Restrictions to provide that if you are considering employment with another business or enterprise that would be potentially deemed competitive with the Company under the Non-Compete Restrictions, the Company will consider in good faith any request you make of the Company to be released from your Non-Compete Restrictions in connection with potentially accepting such alternative employment. The Company will not unreasonably deny such a request.
b.If your employment with the Company terminates after December 31, 2023, the Company agrees to amend, and does hereby amend, the Non-Compete Restrictions to provide that they will only prohibit you from employment or other association with Mattel, Lego or MGA Entertainment (or a successor to one of those companies’ businesses), and will not apply to your employment or association with any other business or enterprise.
c.Upon a termination of your employment, the Non-Compete Restrictions, as amended above, will apply for a period of one (1) year after your Date of Termination. For the portion of such one-year period that elapses prior to December 31, 2023, the Non-Compete Restrictions as amended by subsection a. above shall apply. For any remainder of such one-year period that occurs on or after January 1, 2024, the Non-Compete Restrictions as amended by subsection b. above shall apply.
d.This Section 8 does not amend any of the confidentiality, non-solicitation or non-interference provisions to which you are bound, and only the Non-Compete Restrictions are amended hereby.
9.Benefit Plans. You will continue to participate in the benefit plans and policies of the Company in which you currently participate, as those plans may be amended by the Company from time to time.
10.Incorporation of Other Provisions. In the interest of time the parties have drafted this letter agreement as a short document, and the parties agree that the following provisions (and only the following listed provisions, and not any other provisions) from the August 1, 2018 Employment Agreement between the Company and its previous President and Chief Operating Officer, which agreement was previously filed with the Securities and Exchange Commission via the EDGAR system, are hereby incorporated into this letter agreement mutatis mutandis, for the benefit of both the Executive and the Company: Section 3.4, Section 3.5, Section 3.6, Section 3.7, all of Section 4 (including Sections 4.1 through and including 4.6) , all of Section 5 (including Sections 5.1 through and including 5.6), Section 6, Section 7 (including 7.1 through and including 7.5), Section 9, Section 10 (including Sections 10.1 through and including 10.7) and Section 11 (including Sections 11.1 through and including Section 11.10). If either of the parties requests, following the Effective Date of this Agreement the parties will work together to amend and restate this letter agreement as a long-form agreement actually incorporating the full text of the foregoing provisions, mutatis mutandis, into the long-form document.
11.Entire Agreement. This letter agreement represents the entire agreement and understanding between you and the Company concerning the subject matter of this letter and the events leading thereto and associated therewith, and supersede and replace any and all prior negotiations, representations, agreements and understandings concerning the subject matter of such agreements.
12.Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within Rhode Island), and the Company and you each consents to the jurisdiction of such a court. The Company and you each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13.Counterparts. This letter agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the day and year first written above.

                     EXECUTIVE

By:	/s/ Eric Nyman
Eric Nyman

HASBRO, INC.:
By:	/s/ Richard Stoddart
Name: Richard Stoddart Title: Interim Chief Executive Officer

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